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                                EXHIBIT 99-B.4.8
            ENDORSEMENT (EVA-PB-00(NY)) TO VARIABLE ANNUITY CONTRACT
             GM-VA-98(NY) AND VARIABLE ANNUITY CONTRAACT CERTIFICATE
                                  GMC-VA-98(NY)

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                            PREMIUM BONUS ENDORSEMENT

The Contract and Certificate, if applicable, are hereby endorsed by adding the following:

1) RIGHT TO CANCEL. On the Contract and Certificate cover page, add the following to the RIGHT TO CANCEL provision:

     If the Right to Cancel is exercised, any Premium Bonus credited to the Account will be forfeited.


2) On SCHEDULE - ACCUMULATION PERIOD, add the following to the chart under the heading SEPARATE ACCOUNT, CHARGES TO SEPARATE ACCOUNT:

     Premium Bonus Charge 0.50%.


3)   On SCHEDULE - ACCUMULATION PERIOD,

     under the heading GUARANTEED ACCOUNT add the following to MINIMUM GUARANTEED RATE:

     The Guaranteed Rates will reflect the Premium Bonus Charge.

     under the heading SEPARATE ACCOUNT AND GUARANTEED ACCOUNT add the following to MINIMUM ACCOUNT VALUE:

     At time of Purchase, the Premium Bonus amount is not included for purposes of meeting the Minimum Account Value.


4) On SCHEDULE - ANNUITY PERIOD, add the following under the heading SEPARATE ACCOUNT - VARIABLE ANNUITY PAYMENT, CHARGES TO SEPARATE ACCOUNT:

     PREMIUM BONUS CHARGE

     If a Variable Annuity Payout Option is selected during the first seven Account Years, an additional daily charge is deducted from amounts allocated to the Separate Account at an annual effective rate of 0.50% for the Premium Bonus Charge. If a fixed Annuity Payout Option is chosen, this charge will be reflected in the payment rates. This charge will remain in effect for seven years from the Account Effective Date.


5)   In SECTION I. DEFINITIONS, replace ACCOUNT VALUE with the following:

     ACCOUNT VALUE:

     As of the most recent Valuation Date, the Account Value is equal to the total of the Purchase Payment(s) made to the Account;

     (a)  Plus any Premium Bonus amount;
     (b) Plus or minus the investment experience for the amount, if any, allocated to one or more of the Subaccounts;
     (c) Plus interest added to the amount, if any, allocated to the Guaranteed Account;
     (d) Plus any additional amount deposited to the Account (SEE SECTION IV - OPTION PACKAGES);
     (e)  Less the amount of any Maintenance Fee deducted;
     (f) Less any additional fee(s), charges, or taxes, if applicable, deducted;
     (g)  Less any amount(s) withdrawn; and
     (h)  Less any amount(s) applied to an Annuity Payout Option.


6)   In SECTION I. DEFINITIONS, add the following:

     PREMIUM BONUS:

     A percentage of an applicable Purchase Payment that is credited to an Account by Aetna. This amount is in addition to the Purchase Payment. A Premium Bonus will only be credited on Purchase Payments received during the first Account Year.


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     PREMIUM BONUS CHARGE:

     The Premium Bonus Charge is equal to 0.50%, on an annual basis, of the Account Value allocated to the Separate Account. We will also deduct this charge from amounts allocated to the Guaranteed Account or the General Account. The Guaranteed Rates, after any deduction of the Premium Bonus Charge, will not be less than 3.0%. The Premium Bonus Charge is deducted daily at a rate that will yield the annual charge. The Premium Bonus Charge will remain in effect for seven years from the Account Effective Date and will be deducted during the Accumulation Period and, if applicable, the Annuity Period.

7) In SECTION III. PURCHASE PAYMENT, ACCOUNT VALUE, AND WITHDRAWAL PROVISIONS, add the following:

     PREMIUM BONUS OPTION:

     For each Purchase Payment made during the first Account Year, Aetna will credit a Premium Bonus of 4% to the Account. The Premium Bonus will be allocated to the Subaccount(s) or Guaranteed Term(s) selected in the same proportion as the Purchase Payment. The Premium Bonus Option may be elected only at the time of purchase. The election is irrevocable.

     FORFEITURE OF PREMIUM BONUS:

     The Premium Bonus will be forfeited in the following circumstances:


     (a)  If the Right to Cancel is exercised;

     (b) If a death benefit is payable based upon the Account Value or Step-up Value, but only if the Premium Bonus was credited to the Account within 12 months of the date of death.

     (c) If all or part of a Purchase Payment for which a Premium Bonus is credited is withdrawn during the first seven Account Years. For each withdrawal, the amount of the Premium Bonus to be forfeited will be calculated by:

          (i) Determining the amount of the Premium Bonus that is subject to forfeiture according to the following table:


                    Completed Account Years                Amount of Premium
                  at the Time of the Withdrawal       Bonus Subject to Forfeiture
          -------------------------------------------------------------------------------
          Less than 1                                           100%

          1 or more but less than 2                             100%

          2 or more but less than 3                             100%

          3 or more but less than 4                             100%

          4 or more but less than 5                             100%

          5 or more but less than 6                              75%

          6 or more but less than 7                              50%

          7 or more                                               0%

          (ii) And multiplying that amount by the same percentage as the amount withdrawn subject to the Deferred Sales Charge is to the total of all Purchase Payments made to the Account during the first Account Year.

     Aetna will deduct any forfeited Premium Bonus on a pro rata basis from the Subaccount(s) and/or the Guaranteed Term(s) in which the Account Value is invested at the time of the withdrawal.


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8)   In SECTION III. PURCHASE PAYMENT, ACCOUNT VALUE, AND WITHDRAWAL PROVISIONS,
     add the following to DEATH BENEFIT AMOUNT:

     For purposes of calculating the death benefit, the Account Value and the Step-up Value as applicable, will be reduced by the amount of the Premium Bonus credited to the Account within 12 months of the date of death.

9) In SECTION V. ANNUITY PAYOUT PROVISIONS, replace ANNUITY PAYOUT OPTION 1 - PAYMENTS FOR A SPECIFIED PERIOD with the following:

     ANNUITY PAYOUT OPTION 1 - PAYMENTS FOR A SPECIFIED PERIOD:

     Payments are made for a specified number of years. The number of years must be at least 15 and not more than 30.

Endorsed and made a part of the Contract on the Effective Date.







                                      President
                                      Aetna Life Insurance and Annuity Company



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